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    Exhibit 99-7(b): Consent of Independent Auditors -- Deloitte & Touche LLP





INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-52358 on Form S-6 of ReliaStar Life Insurance Company of New York Variable Life Separate Account I filed under the Securities Act of 1933 of our report dated February 18, 2000 related to the financial statements of ReliaStar Life Insurance Company of New York Variable Life Separate Account I for the year ended December 31, 1999, and our report dated February 1, 2000 related to the financial statements of ReliaStar Life Insurance Company of New York for the year ended December 31, 1999, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


                                                       /s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 16, 2002